Exhibit 99.1

Computer Access Technology Reports Profit of $0.01 Per Share

On Revenue of $3.9 Million for Q2 2003

July 24, 2003, Santa Clara, CA. – Computer Access Technology Corporation [CATC] (Nasdaq:CATZ), a communication protocols expert company, today reported financial results for the second quarter ended June 30, 2003. Revenue for the second quarter of 2003 was $3.9 million, compared to $3.5 million for the second quarter of 2002 and $3.3 million for the first quarter of 2003. The Company reported an operating loss of $78,000 for the second quarter of 2003 compared with an operating loss of $2.1 million in the second quarter of 2002. Combined with net other income of $198,000, the resulting net profit for the second quarter of 2003 was $120,000, or $0.01 per share, compared to a net loss of $809,000, or $(0.04) per share in the second quarter of 2002. The Company’s net income includes the amortization of stock based compensation. The Company generated $881,000 in cash flow from operations during the second quarter of 2003.

For the second quarter of 2003, the Company’s gross profit margin was 79.3%, compared to 80.8% in the second quarter of 2002. For the second quarter of 2003, cost of revenue totaled $800,000. The Company’s operating expenses totaled $3.1 million.

Dan Wilnai, President and Chief Executive Officer, said: “We are pleased that the hard work and effort of the CATC team have allowed us to return the company to profitability. We believe our commitment to aggressively introduce new products in both existing and new markets, along with our sustained efforts to control operating costs, are beginning to produce positive results. Although macro economic factors still create uncertainty in the markets CATC serves, we believe our second quarter results validate our long-term business model to increase revenue and return the company to sustainable profitability.”

Recently CATC announced new releases of several products:

With the announcement of the USBMobile™ HS (High Speed) analyzer, CATC becomes the only company to offer a portable, PC Card sized, USB 2.0 analyzer supporting the full range of the USB specifications – 480 Mbps, 12 Mbps and 1.5Mbps, as well as USB On The Go (OTG). The product, with the complete capacity of the intuitive and powerful CATC Trace™ expert analysis software, has been specifically tailored for use by field application engineers and technicians to troubleshoot and diagnose equipment on-location, which represents a large, un-penetrated market opportunity for CATC.

With the announcement of the PETracer™ ML, a multi-lane PCI Express analyzer supporting up to 8 lanes of traffic, CATC further leverages its leadership position in the nascent market for PCI Express analyzers. This quarter we also announced that industry leaders such as NEC have adopted the PETracer to help them meet their demanding product schedules. CATC further announced that VMETRO, a leading supplier of PCI and VME bus analyzers, has entered into an OEM distribution agreement whereby VMETRO will sell the CATC PETracer family of PCI Express protocol analyzers. This agreement enables both companies to leverage their individual strengths to deliver a superior line of PCI Express design and validation tools. With PCI Express anticipated to replace PCI in desktop, notebook, server and communications markets, our customers are beginning to integrate the technology into products expected to reach the market next year.

With a new release of the BTTracer/Trainer™, CATC brings to market the first analyzer capable of capturing, decoding and analyzing the new Bluetooth® V1.2 specification. As our customers begin to focus on delivering their next generation V1.2 compliant products to market, we believe CATC is well positioned to take advantage of this transition by leveraging our market-leading installed customer base. We also announced the Bluetooth HCITracer™, an add-on probe, which provides software designers an easy-to-use, economical solution for software design and system debugging. This addition to our Bluetooth product family allows CATC to extend its product reach by specifically targeting the software development community.

Conference Call, Webcast

CATC has scheduled a conference call for analysts and investors to discuss our quarterly results at 2:00 p.m. PDT on Thursday, July 24, 2003. Open to the public, a live Webcast of the conference call will be accessible from the “Investor Relations” section of CATC’s website (http://www.catc.com/investor/). Following the live Webcast, an archived version of the Webcast will be available on the CATC website through August 30, 2003.

About CATC

CATC, a communication protocol expert company, provides test and measurement solutions for Computer I/O, Storage and Networking protocols, enhancing customer productivity and time to market. CATC develops, manufactures and markets advanced protocol analysis expert systems for established and emerging digital communications standards including Bluetooth, Fibre Channel, IEEE 1394, InfiniBand, PCI Express, SCSI, Serial ATA and USB. Semiconductor, device, system and software companies use CATC’s products during each phase of their products’ lifecycles from development through production and market deployment. CATC’s expert protocol analysis systems allow customers to monitor communications traffic, diagnose design and operational problems and confirm interoperability and standards compliance. Technicians also use CATC’s test and analysis products on production lines and for maintenance of deployed systems and networks. CATC was founded in 1992 and is headquartered in Santa Clara, California. CATC can be found on the web at http://www.catc.com/

Regarding Forward-Looking Statements

This press release may contain forward-looking statements based on CATC’s current expectations, such as availability of product, market acceptance and competition, management capability and experience, levels of growth, profitability and shareholder value. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, such as CATC’s production of new products, market acceptance of its products, competitive pressures, management performance, success of growth, profitability and increased shareholder value. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in CATC’s Annual Report on Form 10K, filed March 21, 2003, its most recent Form 10-Q filed on May 14, 2003 and subsequent filings CATC may make with the SEC, as amended, which can be viewed at the Securities and Exchange Commission’s website at http://www.sec.gov/.

COMPUTER ACCESS TECHNOLOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$30,698	$30,846
Short-term investments	12,135	12,905
Trade accounts receivable, net	1,634	1,144
Related party receivable	690	580
Inventories	826	1,032
Other current assets	1,552	2,632

Total current assets	47,535	49,139
Property and equipment, net	872	999
Purchased intangibles	236	305
Other assets	85	87

	$48,728	$50,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$226	$1,326
Accrued expenses	1,202	1,247
Accrued restructuring	41	270
Deferred revenue	492	485

Total current liabilities	1,961	3,328

Stockholders’ equity:
Common stock	19	19
Additional paid-in capital	52,941	53,210
Deferred stock-based compensation	(130)	(324)
Accumulated deficit	(6,063)	(5,703)

Total stockholders’ equity	46,767	47,202

	$48,728	$50,530

COMPUTER ACCESS TECHNOLOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Month Period Ended June 30,		Six Month Period Ended June 30,
	2003	2002	2003	2002
Revenue	$3,856	$3,493	$7,118	$6,915
Cost of revenue	791	652	1,455	1,336
Amortization of acquired developed technology	9	17	18	17

Gross profit	3,056	2,824	5,645	5,562

Operating expenses:
Research and development	1,249	1,982	2,557	3,895
Sales and marketing	1,193	1,215	2,337	2,480
General and administrative	585	1,051	1,261	2,173
Acquired in-process research and development	—	410	—	410
Amortization of purchased intangibles	26	12	52	12
Restructuring expenses	—	443	—	443
Amortization of deferred stock-based compensation	81	(202)	140	106

Total operating expenses	3,134	4,911	6,347	9,519

Loss from operations	(78)	(2,087)	(702)	(3,957)
Other income, net	198	197	359	370

Income (loss) before benefit from income taxes	120	(1,890)	(343)	(3,587)
Benefit from income taxes	—	(1,081)	—	(1,771)

Net income (loss)	$120	$(809)	$(343)	$(1,816)

Net income (loss) per share:
Basic	$0.01	$(0.04)	$(0.02)	$(0.10)

Diluted	$0.01	$(0.04)	$(0.02)	$(0.10)

Weighted average shares outstanding
Basic	19,442	19,083	19,411	18,998

Diluted	19,980	19,083	19,411	18,998